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                                                                   EXHIBIT 99.0



                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                        Twelve Months Ended June 30, 1997
                -------------------------------------------------
                                   (Unaudited)

                              (Dollars in Thousands)

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
FIXED CHARGES:

  Interest Expense                                                      $ 33,186
  Amortization of Debt Premium, Discount and Expense                         293
  Interest Component of Rentals                                               64
                                                                        --------
           Total Fixed Charges                                          $ 33,543
                                                                        ========
EARNINGS:
  Net Income                                                            $ 77,966
      Add:
           Income Taxes Applicable to Operating Income                    44,454
           Income Taxes Applicable to Other Income (Loss) - Net            1,189
           Total Fixed Charges                                            33,543
                                                                        --------
      Total Earnings                                                    $157,152
                                                                        ========
      Ratio of Earnings to Fixed Charges                                     4.7
                                                                        ========
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